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                                                                   EXHIBIT (10)Q

                           DESCRIPTION OF ECOLAB INC.
                            MANAGEMENT INCENTIVE PLAN


The Ecolab Inc. Management Incentive Plan ("MIP") is not set forth in a formal plan document. Set forth below is a description of the MIP as it applies to the executive officers of Ecolab Inc. (the "Company").

The MIP is a cash-based annual incentive plan that focuses executives' attention on achieving competitive annual business goals. The Compensation Committee of the Company's Board of Directors (the "Committee"), with input from management, sets specific performance goals at the beginning of each year and communicates them to the Company's executives. The Committee also establishes annual incentive targets which are expressed as a percentage of base salary. These targets are set at a level which approximates the median annual incentive targets expressed as a percentage of base salary of a comparator group consisting of a broad range of United States manufacturing and service companies. Achievement of performance goals will result in a median award, while achievement of performance levels below or above the performance goal will result in minimum, premium or maximum awards.

Executives with corporate-wide responsibility earn awards based primarily on the achievement of Earnings Per Share ("EPS") goals. The Committee establishes annual EPS levels that must be achieved to receive minimum, median and maximum awards. Economic projections and historical compounded annual EPS growth measured over three-year periods for the Standard & Poor's 500 Index, is the basis for the EPS goals. In addition to the above, a portion of the incentive is also earned based on the achievement of operating income goals for the Company.

Executives with business-unit responsibility earn MIP awards primarily by meeting unit-specific operating income goals. Other financial or strategic factors including, but not limited to, sales, cash flow and management of assets, working capital and inventory, may also affect the size of the awards provided that the operating income thresholds are met. The weight of each performance measure varies among business units. Notwithstanding the above, the performance measures for certain executives with business-unit responsibility will also include achievement of EPS goals.

The Committee, in general, makes awards based strictly on level of achievement against pre-established goals. However, under the MIP, the Committee may, in its sole discretion, make awards at a level higher or lower than that determined by strict application of achievement against goals based upon such other performance criteria as the Committee determines appropriate.